Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.32 UP FROM $0.19 LAST YEAR

SAN FRANCISCO – August 21, 2008 – Gap Inc. (NYSE: GPS) today released its earnings results for the second quarter of 2008. The company reported that second quarter net earnings increased 51 percent through the combination of driving healthy margins and effectively managing costs.

For the quarter ended August 2, 2008, net earnings were $229 million, or $0.32 per share on a diluted basis, compared with $152 million, or $0.19 per share, for the second quarter last year.

The 2007 second quarter diluted earnings per share included $0.02 of expenses related to the company’s cost reduction initiatives. Excluding the $0.02 per share of expenses, second quarter diluted earnings per share last year on a non-GAAP basis were $0.21 per share. Please see the reconciliation of diluted earnings per share on a GAAP basis to diluted earnings per share excluding the expenses associated with the company’s cost reduction initiatives, a non-GAAP financial measure, in the table at the end of this release.

“External conditions aside, we continue to deliver improved earnings with healthy margins and I am pleased with our second quarter results,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “While we continue to pursue our 2008 financial strategy, we are very focused on bringing more customers into our stores.”

Second quarter net sales were $3.50 billion, compared with $3.69 billion for the second quarter of last year. The company’s second quarter comparable store sales decreased 10 percent, compared with a decrease of 5 percent in the second quarter of the prior year. The company’s online sales for the second quarter increased 11 percent to $191 million, compared with $172 million for the second quarter of last year.

Sales Results By Division

The following table represents the company’s second quarter comparable store sales and net sales by division:

	Second Quarter Comparable Store Sales		Second Quarter Net Sales
	2008	2007	2008	2007
Gap North America	-6%	-6%	$999 million	$1.0 billion
Banana Republic North America	-6%	4%	$599 million	$596 million
Old Navy North America	-16%	-9%	$1.3 billion	$1.5 billion
International	-6%	3%	$412 million	$373 million
Gap Inc. Direct (online)	n/a	n/a	$191 million	$172 million

Additional Results and 2008 Outlook

Earnings

The company reaffirmed that it expects fiscal year diluted earnings per share on a GAAP basis to be $1.30 to $1.35.

Effective Tax Rate

The effective tax rate was 39.3 percent for the second quarter of fiscal year 2008. The company continues to expect that the effective tax rate will be about 39 percent for full year 2008.

Cash and Investments

The company ended the second quarter with $1.7 billion in cash and investments. For the second quarter, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $354 million. The company now expects to generate about $1 billion in free cash flow for the full year up from its previous guidance of about $900 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Share Repurchases

During the second quarter, the company repurchased 16.3 million shares for a total of $284 million, approximately 2.6 million of the total 16.3 million shares were repurchased from individual members of the Fisher family as part of previously announced purchase agreements with them.

Dividends

The company paid a dividend of $0.085 per share during the second quarter.

Margins

Gross margin of 38.2 percent increased by 390 basis points in the second quarter compared with the prior year.

Operating margin for the second quarter was 10.7 percent. The company now expects operating margin to be about 10 percent for fiscal year 2008 compared with its previous guidance of 8.5 percent to 9.5 percent.

Inventory

On a year over year basis, the company reported that inventory per square foot was down 17 percent at the end of the second quarter. Looking toward the third quarter of 2008, the company expects inventory per square foot to be down in the mid teens compared with the third quarter of 2007. Please see the Financials section on www.gapinc.com for the company’s explanation of numerical range guidance.

Interest Expense

The company continues to expect fiscal year 2008 interest expense to be about $5 million.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense for fiscal year 2008 to be about $550 million.

Capital Expenditures

Year to date capital expenditures were $208 million. Due to fewer new stores and store remodels, the company now expects capital spending of about $450 million in fiscal year 2008, down from its previous guidance of $500 million.

Real Estate

During the second quarter of fiscal year 2008, the company opened 22 store locations and closed 29 store locations. This compares with 32 openings and 41 closings for the second quarter of the prior year, including 18 store closures related to Forth & Towne.

The company ended the second quarter with 3,170 store locations and net square footage was flat from the end of fiscal year 2007.

Year to date, the company has opened 55 store locations and closed 52 store locations.

The company revised its guidance for store openings. The expected number of store openings has decreased by 15 stores, driven primarily by Banana Republic, to about 100 openings for the full year. The number of store closings has not changed from the company’s previous guidance of about 115. These figures include about 15 store repositions, which are reflected as both an opening and a closing. The company continues to expect that net square footage will remain roughly flat in fiscal year 2008.

The following table contains divisional second quarter store openings and closings, and square footage as of August 2, 2008.

	August 2, 2008
	Beginning Q2 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,245	1	16	1,230	12.1
Gap Europe	175	1	7	169	1.5
Gap Asia	108	3	—	111	1.0
Old Navy North America	1,065	4	3	1,066	20.1
Banana Republic North America	559	12	3	568	4.8
Banana Republic Asia	24	1	—	25	0.1
Banana Republic Europe	1	—	—	1	—

Total	3,177	22	29	3,170	39.6

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s second quarter fiscal year 2008 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

August Sales

The company will report August sales on September 4, 2008.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the second quarter of 2008 and forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share for fiscal year 2008; (ii) effective tax rate for fiscal year 2008; (iii) free cash flow for fiscal year 2008; (iv) net cash provided by operating activities for fiscal year 2008; (v) operating margin for fiscal year 2008; (vi) year-over-year change in inventory per square foot at the end of the third quarter of fiscal year 2008; (vii) interest expense for fiscal year 2008; (viii) depreciation and amortization for fiscal year 2008; (ix) capital expenditures for fiscal year 2008; (x) store openings and closings for fiscal year 2008; and (xi) real estate square footage for fiscal year 2008.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended May 3, 2008.

These forward-looking statements are based on information as of August 21, 2008. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	August 2, 2008	August 4, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,606	$2,209
Short-term investments	74	487
Restricted cash	33	42
Merchandise inventory	1,700	1,969
Other current assets	693	683

Total current assets	4,106	5,390
Property and equipment, net	3,129	3,234
Other long-term assets	467	452

Total assets	$7,702	$9,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$188	$326
Accounts payable	1,227	1,062
Accrued expenses and other current liabilities	1,012	1,132
Income taxes payable	10	5

Total current liabilities	2,437	2,525

Long-term liabilities:
Long-term debt	—	188
Lease incentives and other long-term liabilities	1,041	1,112

Total long-term liabilities	1,041	1,300

Total stockholders’ equity	4,224	5,251

Total liabilities and stockholders’ equity	$7,702	$9,076

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended August 2, 2008	13 Weeks Ended August 4, 2007	26 Weeks Ended August 2, 2008	26 Weeks Ended August 4, 2007
Net sales	$3,499	$3,685	$6,883	$7,234
Cost of goods sold and occupancy expenses	2,161	2,421	4,203	4,615

Gross profit	1,338	1,264	2,680	2,619
Operating expenses	965	1,039	1,924	2,090
Interest, net	(4)	(26)	(29)	(49)

Earnings from continuing operations before income taxes	377	251	785	578
Income taxes	148	93	307	215

Earnings from continuing operations, net of income taxes	229	158	478	363
Loss from discontinued operation, net of income tax benefit	—	(6)	—	(32)

Net earnings	$229	$152	$478	$331

Weighted-average number of shares - basic	717	814	725	815
Weighted-average number of shares - diluted	719	817	728	818
Basic earnings per share:
Earnings from continuing operations, net of income taxes	$0.32	$0.19	$0.66	$0.45
Loss from discontinued operation, net of income tax benefit	—	—	—	(0.04)

Net earnings per share	$0.32	$0.19	$0.66	$0.41

	.
Diluted earnings per share:
Earnings from continuing operations, net of income taxes	$0.32	$0.19	$0.66	$0.44
Loss from discontinued operation, net of income tax benefit	—	—	—	(0.04)

Net earnings per share	$0.32	$0.19	$0.66	$0.40

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	26 Weeks Ended August 2, 2008	26 Weeks Ended August 4, 2007
Cash flows from operating activities:
Net earnings	$478	$331
Depreciation and amortization (a)	281	267
Change in merchandise inventory	(128)	(157)
Other cash provided by (used for) operating activities, net	(69)	228

Net cash provided by operating activities	562	669

Cash flows from investing activities:
Purchases of property and equipment	(208)	(322)
Purchases of short-term investments	(75)	(719)
Maturities of short-term investments	177	802
Change in restricted cash	5	2
Change in other long-term assets	—	(2)

Net cash used for investing activities	(101)	(239)

Cash flows from financing activities:
Proceeds from share-based compensation, net	44	54
Repurchase of common stock	(500)	(200)
Excess tax benefit from exercise of stock options and vesting of stock units	3	3
Cash dividends paid	(123)	(130)

Net cash used for financing activities	(576)	(273)

Effect of exchange rate fluctuations on cash	(3)	22

Net increase (decrease) in cash and cash equivalents	(118)	179
Cash and cash equivalents at beginning of period	1,724	2,030

Cash and cash equivalents at end of period	$1,606	$2,209

(a)	Depreciation and amortization is net of the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

13 Weeks Ended August 4, 2007
Diluted earnings per share on a GAAP basis	$0.19
Add: expenses related to the cost reduction initiatives (a)	0.02

Diluted earnings per share on a non-GAAP basis (a)	$0.21

(a)	In the second quarter of fiscal year 2007, the company recognized $20 million of expenses on a pre-tax basis relating to its cost reduction initiatives. The majority of these expenses were related to severance benefits to employees at headquarter locations. Diluted earnings per share excluding the amounts noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our diluted earnings per share from ongoing operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	26 Weeks Ended August 2, 2008	26 Weeks Ended August 4, 2007
Net cash provided by operating activities	$562	$669
Less: purchases of property and equipment	(208)	(322)

Free cash flow (b)	$354	$347

RECONCILIATION OF EXPECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED FREE CASH FLOW

($ in millions)	Expected 52 Weeks Ending January 31, 2009	Previously Issued Guidance for the 52 Weeks Ending January 31, 2009
Expected net cash provided by operating activities	$1,450	$1,400
Less: expected purchases of property and equipment	(450)	(500)

Expected free cash flow (b)	$1,000	$900

(b)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.